UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): August 7, 2012

CHINA BIOLOGIC PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34566	75-2308816
(State or other jurisdiction of	(Commission File No.)	(IRS Employer ID No.)
incorporation or organization)

18th Floor, Jialong International Building
19 Chaoyang Park Road
Chaoyang District, Beijing 100125
People’s Republic of China
(Address of Principal Executive Offices)

86-10-6698-3166
Registrant's telephone number, including area code

____________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

As previously disclosed, each of Mr. Chong Yang Li and Ms. Sandy (Han) Zhang received a greater number of votes “withheld” from his/her election than votes “for” such election (a “Majority Withheld Vote”) at the annual stockholders meeting held on July 20, 2012 (the “Annual Meeting”) of China Biologic Products, Inc. (the “Company”). Pursuant to the Company’s Corporate Governance Guidelines, any nominee for director who receives a Majority Withheld Vote is obligated to tender his/her resignation to the Board of Directors (the “Board”). Ms. Zhang and Mr. Li therefore tendered their resignations after the Annual Meeting solely to comply with the Company’s Corporate Governance Guidelines. Upon the recommendation of the Governance and Nominating Committee, the Board accepted Mr. Li’s and Ms. Zhang’s resignations on August 7, 2012 with immediate effect. On the same date, the Board appointed Mr. Albert (Wai Keung) Yeung as a member of the Audit Committee to fill the vacancy resulted from Ms. Zhang’s resignation, effective immediately.

On August 7, 2012, the Board also appointed Mr. Ming Yang, the Company’s interim Chief Financial Officer, as the Company’s Chief Financial Officer, effective immediately. Mr. Yang joined the Company on March 30, 2012 and has been serving as the Company’s Vice President-Finance & Compliance and Treasurer since then and the Company’s interim Chief Financial Officer since May 31, 2012.

There is no family relationship between each of Mr. Albert (Wai Keung) Yeung and Mr. Ming Yang and any other directors or executive officers of the Company. In addition, there has been no transaction, nor is there any currently proposed transaction, between each of Mr. Yeung and Mr. Yang and the Company that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 9, 2012	CHINA BIOLOGIC PRODUCTS, INC.

	By:	/s/ David (Xiaoying) Gao
David (Xiaoying) Gao
Chief Executive Officer